[LETTERHEAD OF DECHERT LLP]

November 5, 2010

PowerShares Exchange-Traded Fund Trust II

301 West Roosevelt Avenue

Wheaton, IL 60187

Re:	Opinion of Counsel regarding Post-Effective Amendment No. 178 to the Registration Statement filed on Form N-1A under the Securities Act of 1933 (File Nos. 333-138490; 811-21977)

Dear Ladies and Gentlemen:

We have acted as counsel to PowerShares Exchange-Traded Fund Trust II (the “Fund”), in connection with the above-referenced Registration Statement (as amended, the “Registration Statement”), which relates to the shares of beneficial interest, $0.01 par value, of the PowerShares KBW Premium Yield Equity REIT Portfolio, the PowerShares KBW High Dividend Yield Financial Portfolio, the PowerShares KBW International Financial Portfolio and the PowerShares KBW Property & Casualty Insurance Portfolio (the “Shares”).  This opinion is being delivered to you in connection with the Fund’s filing of Post-Effective Amendment No. 178 to the Registration Statement (the “Amendment”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “1933 Act”), and Amendment No. 179 pursuant to the Investment Company Act of 1940, as amended, in connection with the effectiveness of the PowerShares KBW Premium Yield Equity REIT Portfolio, the PowerShares KBW High Dividend Yield Financial Portfolio, the PowerShares KBW International Financial Portfolio and the PowerShares KBW Property & Casualty Insurance Portfolio.  With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.  We have reviewed the Fund’s Declaration of Trust, as amended (the “Declaration”), and such other documents and matters as we have deemed necessary to enable us to render this opinion.

Based upon, and subject to, the foregoing, we are of the opinion that the Shares to which the Registration Statement relates when issued and sold in accordance with the Fund’s Declaration, Designation and By-Laws and for the consideration described in the Registration Statement, will be validly issued, fully paid and non-assessable, except that, as set forth in the Registration Statement, shareholders of the Fund may under certain circumstances be held personally liable for its obligations.

As to matters of Massachusetts law contained in the foregoing opinions, we have relied upon the opinion of Bingham McCutchen LLP, dated November 5, 2010.

We have consented to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Fund Service Providers” in the Statement of Additional Information forming a part of the Registration Statement.  In giving this consent, we do not concede that we are in the category of persons whose consent is required under Section 7 of the 1933 Act.

Very truly yours,

/s/ Dechert LLP
Dechert LLP